EXHIBIT 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re		)	Case No. 00-2426 (PJW)
)
INACOM CORP., et al.,[1]		)	Chapter 11
		)	(Jointly Administered)
	Debtors	)

Hearing Date for Confirmation: May 22, 2003 at 3:30 p.m. ET
Objection Deadline: May 12, 2003 at 4:00 p.m. ET

JOINT PLAN OF LIQUIDATION AS AMENDED PURSUANT TO CHAPTER 11
OF THE UNITED STATES BANKRUPTCY CODE

Laura Davis Jones, Esquire (Bar. No. 2436)
Jeffrey N. Pomerantz, Esquire (Bar No. 143717)
PACHULSKI, STANG, ZIEHL, YOUNG, JONES &
WEINTRAUB, P.C
919 North Market Street, 16th Floor
P.O. Box 8705
Wilmington, DE 19899-8705 (Courier 19801)
(302) 652-4100 Counsel to Debtors and Debtors in Possession

Dated: March 24, 2003

[1]	The Debtors are the following entities: InaCom Corp.; InaCom Latin America; InaCom Solutions, Inc.; InaCom Communications, Inc.; InaComp Financial Services, Inc.; Perigee Communications, Inc.; Networks, Inc.; Gorham Clark, Inc.; InaCom International, Inc.; InaCom Tennessee, Inc.; InaCom Professional Services, Inc.; Kure Associates, Inc.; Office Products of Minnesota, Inc.; Boston Computer Exchange Corporation; PC Technical Services, Inc.; Vanstar Corporation; Computerland International Development, Inc.; Computerport World Trade, Inc.; Vanstar International Corporation; VST West, Inc.; VST Illinois, Inc.; VSTNC, Inc.; Cland Tex, Inc.; InaCom Government Systems, Inc.; Contract Data, Inc.; Computer Professionals, Inc.; and Vanstar Professional Technical Resources, Inc. (“Debtors”).

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

     InaCom Corp.; InaCom Latin America; InaCom Solutions, Inc.; InaCom Communications, Inc.; InaComp Financial Services, Inc.; Perigee Communications, Inc.; Networks, Inc.; Gorham Clark, Inc.; InaCom International, Inc.; InaCom Tennessee, Inc.; InaCom Professional Services, Inc.; Kure Associates, Inc.; Office Products of Minnesota, Inc.; Boston Computer Exchange Corporation; PC Technical Services, Inc.; Vanstar Corporation; Computerland International Development, Inc.; Computerport World Trade, Inc.; Vanstar International Corporation; VST West, Inc.; VST Illinois, Inc.; VSTNC, Inc.; Cland Tex, Inc.; InaCom Government Systems, Inc.; Contract Data, Inc.; Computer Professionals, Inc.; and Vanstar Professional Technical Resources, Inc. hereby propose their Joint Plan of Liquidation as amended pursuant to Chapter 11 of the United States Bankruptcy Code (“Plan”). The Committee supports Confirmation of the Plan.

I. DEFINITIONS

     Capitalized terms used throughout the Plan shall have the meanings set forth in Exhibit B to the Disclosure Statement.

II. SUBSTANTIVE CONSOLIDATION

     On the Effective Date, the Chapter 11 Cases shall be substantively consolidated for purposes of classification and distribution under the Plan, pursuant to section 1123(a)(5)(C) of the Bankruptcy Code. The assets and liabilities of the Debtors, including, but not limited to, Allowed Claims in Classes 4(a) and 4(b), shall be pooled and all Claims shall be satisfied from the assets of a single consolidated estate pursuant to this Plan. Any Claims against one or more of the Debtors based upon a guaranty, indemnity, co-signature, surety or otherwise, of Claims against another Debtor are treated as a single Claim against the consolidated Estates of the Debtors and are entitled to distributions under the Plan only with respect to such single Claim. As a result of such consolidation, all Interests issued by the Debtors are hereby canceled on the Effective Date, and all claims of any of the Debtors against another Debtor are hereby canceled.

III. UNCLASSIFIED CLAIMS

A. General.

     As required by the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims are not classified under this Plan. The following is a description of these Claims and their treatment under this Plan.

B. Administrative Expense Claims

     1.     Description

          Administrative Expense Claims are costs or expenses of administration of the chapter 11 cases incurred prior to the Effective Date and allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, (i) any actual and necessary costs and expenses of preserving the Estates or operating the Debtors’ businesses, (ii) indebtedness or obligations incurred or assumed by the Debtors during the chapter 11 cases in connection with the conduct of their businesses, (iii) allowances of compensation and reimbursement of expenses to the extent Allowed by Final Orders under sections 330 or 503(b) of the Bankruptcy Code, and (iv) fees or charges assessed against the Estates under 28 U.S.C. Section 1930.

          Section 503(b) of the Bankruptcy Code provides for compensation for services rendered and reimbursement for expenses incurred by the court-appointed professionals representing the Debtors and the Committee pursuant to sections 330 or 331 of the Bankruptcy Code. Section 503(b) also provides for payment to creditors and certain other persons and entities who have made a “substantial contribution” to a reorganization case, and to attorneys and accountants for such persons and entities. As of the date of this Plan, the Debtors have not been apprised of any party’s intention to make a request for payment on a “substantial contribution” basis.

     2.     Treatment

          Except to the extent the Holder of an Allowed Administrative Claim agrees otherwise, each Holder of an Allowed Administrative Claim shall be paid the full amount thereof in respect of such Allowed Claim, without interest, in Cash, as soon as practicable after the later of (i) the Effective Date, and (ii) the date on which such Claim becomes an Allowed Claim. Professionals having Professional Compensation and Reimbursement Claims will be paid only upon Court order pursuant section 330 of the Bankruptcy Code. As soon as practicable after the Effective Date, the Plan Administrator, in consultation with the Post-Confirmation Committee, shall create the Professional Compensation and Reimbursement Claims Reserve, which shall contain sufficient funds to pay all estimated amounts relating to the Professional Compensation and Reimbursement Claims (including all potential success fees), accrued and unpaid through the Effective Date, pending entry of a Final Order on each such professional’s fee applications, in addition to any other success fees or change of control fees owing by the Debtors. Although the Bar Date has not passed, the Debtors estimate the amount of Allowed Administrative Expense Claims (including Professional Compensation and Reimbursement Claims) to be $5 million to $5.2 million as of the Effective Date. Subject to the approval of the Post-Confirmation Committee, the Plan Administrator may increase or decrease the Professional Compensation and Reimbursement Claims Reserve. Such Administrative Claims will include Bridge’s Administrative Claim for success fees owed pursuant to the terms of their Retention Agreement, which Administrative Claims are asserted in the approximate amount of $4.5 million as of September 2002, subject to subsequent events. The Debtors anticipate that, assuming that the Effective Date occurs on April 15, 2003, and assuming 80% of fees and 100% of costs are paid for all applications through March 31, 2003, there will be $500,000.00 in outstanding fees owed to Professionals which consists of 20% of the fees anticipated to be requested for the period from January 1, 2003 through March 31, 2003.

C . Priority Tax Claims

     1.     Description

          Priority Tax Claims are Allowed Claims of governmental units for taxes owed by the Debtors that are entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code. The taxes entitled to priority are: (i) taxes on income or gross receipts that meet the requirements set forth in section 507(a)(8)(A) of the Bankruptcy Code; (ii) property taxes meeting the requirements of section 507(a)(8)(B) of the Bankruptcy Code; (iii) taxes that were required to be collected or withheld by the Debtors and for which the Debtors are liable in any capacity as described in section 507(a)(8)(C) of the Bankruptcy Code; (iv) employment taxes on wages, salaries, or commissions that are entitled to priority pursuant to section 507(a)(3) of the Bankruptcy Code, to the extent that such taxes also meet the requirements of section 507(a)(8)(D) of the Bankruptcy Code, (v) excise taxes of the kind specified in section 507(a)(8)(E) of the Bankruptcy Code; (vi) customs duties arising out of the importation of merchandise that meet the requirements of section 507(a)(8)(F) of the Bankruptcy Code; and (vii) Pre-Petition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in section 507(a)(8)(G) of the Bankruptcy Code.

     2.     Treatment

          Except to the extent the Holder of an Allowed Priority Tax Claim agrees otherwise, each Holder of an Allowed Priority Tax Claim shall be paid in respect of such Allowed Claim the full amount thereof, without interest, in Cash, as soon as practicable after the later of (i) the Effective Date, and (ii) the date on which such Claim becomes an Allowed Claim. The Holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to, or in connection with, the Allowed Priority Tax Claim. Any such Claim, or demand for any such penalty, is hereby disallowed by Confirmation of this Plan. The Holder of an Allowed Priority Tax Claim is enjoined from assessing, attempting to collect, such penalty from the Plan Administrator or the Estates.

          The Debtors estimate that the total dollar amount of Allowed Priority Tax Claims that will remain unpaid as of the Effective Date will range from $6.3 million to $8.8 million. The IRS has filed two Claims against the Debtors’ Estates in respective amounts of $41.2 million and $17.8 million. The Debtors’ estimate assumes that two claims filed by the IRS will be withdrawn or disallowed prior to the Effective Date. The $41.2 million claim relates to certain tax refunds paid to the Debtors during February and March 2000. The IRS has audited the Debtors’ records to determine the validity of the refunds and determined no additional taxes are due. Based upon discussions with the IRS, the Debtors believe that the IRS will withdraw the $41.2 million Claim in its entirety. The $17.8 million claim relates to discrepancies in Vanstar’s employment tax reporting for the year of 1999 and the IRS has confirmed it will withdraw this Claim as well. If either claim is not resolved prior to the Effective Date, the Debtors will seek to establish appropriate reserves. A list of all outstanding Priority Tax Claims is attached to the Disclosure Statement as Exhibit G.

IV. CLASSIFIED CLAIMS AND INTERESTS

A.	General

     Claims against, and the Interests in, the Debtors are included into the following classes:

Class	Type of Claim	Impaired/ Entitled To Vote
Class 1	Priority Non-Tax Claims	Unimpaired-Not entitled to vote
Class 2	Miscellaneous Secured Claims	Unimpaired-Not entitled to vote
Class 3	Bank Group Claims	Unimpaired-Not entitled to vote
Class 4(a)	General Unsecured Claims Exceeding $5,000.00	Impaired-Entitled to vote
Class 4(b)	General Unsecured Claims Less Than $5,000.00	Impaired-Entitled to vote
Class 5	6 3/4% Convertible Subordinated Debenture Claims	Impaired-Not entitled to vote
Class 6	Section 510(b) Securities Claims	Impaired-Not entitled to vote
Class 7	Interests in Debtors	Impaired-Not entitled to vote

B.	Priority Non-Tax Claims (Class 1)-Unimpaired

1.	Description

     Priority Non-Tax Claims are Unsecured Claims other than Administrative Expense Claims and Priority Tax Claims, which are entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code. Such Claims include Claims for: (i) wages, salaries or commissions as described and limited in section 507(a)(3) of the Bankruptcy Code; (ii) contributions to employee benefit plans as described and limited in section 507(a)(4) of the Bankruptcy Code; and (iii) deposits of money by individuals in connection with the purchase, lease, or rental of property, or the purchase of services for personal, family or household use as described and limited in section 507(a)(6) of the Bankruptcy Code.

     Priority Non-Tax Claims that are asserted against the Estates and remain unpaid, generally consist of the following Claims: (i) a Claim in the amount of $504,282.57 by Great West Life & Annuity Insurance Company (“Great West”), which represents monies owed to Great West in connection with its provision of services to the Debtors as the administrator of the Debtors’ self-insured health and dental plans; (ii) an allowed Claim in the amount of approximately $3.8 million, which represents the settlement reached in connection with the class action lawsuit filed by certain former employees alleging violations of the WARN Act; and (iii) any remaining Priority Non-Tax Claims of employees. In addition, eight (8) claimants filed claims totaling approximately $1 million that the claimants assert have priority status. The Debtors do not believe that any of those Claims are entitled to priority and have filed or will file objections to those Claims.2

2.	Treatment

     Unless otherwise mutually agreed upon by the Holder of an Allowed Non-Tax Priority Claim and the Debtors, each Holder of an Allowed Non-Tax Priority Claim will receive Cash in an amount equal to such Allowed Non-Tax Priority Claim (which has not already been paid) on the later of the Effective Date (or as soon as practicable thereafter) and the date

[2] This total does not include claims which previously have been settled by negotiation, and are final pursuant to applicable court orders.

such Allowed Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, or as soon thereafter as is practicable. The Debtors estimate that Allowed Non-Tax Priority Claims will total approximately $4.425 million to $5.1 million. Class 1 is unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted this Plan, and may not vote with respect thereto.

C.	Miscellaneous Secured Claims (Class 2)-Unimpaired

1.	Description

     A Miscellaneous Secured Claim is any Claim of a creditor secured by a lien on, security interest in, or charge against, property of the Estates or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of such creditor’s interest in the Debtors’ interest in such property, or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

2.	Treatment

     Each Holder of an Allowed Miscellaneous Secured Claim will receive, at the election of the Debtors, to be noticed to the Holder on or before the Confirmation Date, one of the following: (i) payment of such Holder’s Allowed Miscellaneous Secured Claim in full, in Cash; (ii) proceeds from the sale of disposition of the collateral to the extent of the value of their respective interests in such property; (iii) surrender of the collateral; or (iv) such other distributions as shall be necessary to satisfy the requirements of chapter 11 of the Bankruptcy Code. Creditors have filed thirty-one (31) Claims totaling approximately $10 million, which the claimants assert have secured status.3 The Debtors do not believe that any of these Claims are entitled to secured status, and have or will file objections to those Claims. Accordingly, the Debtors estimate the dollar amount of Allowed Miscellaneous Secured Claims to be zero. Class 2 is unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Miscellaneous Secured Claim is conclusively presumed to have accepted this Plan and may not vote with respect thereto.

D.	Bank Group Claims (Class 3)-Unimpaired

1.	Description

     The Bank Group Claims included in Class 3 include all Claims of the Bank Group against the Estates pursuant to (i) that certain Credit Agreement, dated as of April 9, 1999, as amended over time (the “Credit Agreement”), (ii) that certain Security Agreement, dated as of April 9, 1999, as amended over time (the “Security Agreement”), and (iii) the Final Stipulation and Order Authorizing and Restricting Use of Cash Collateral and Granting Adequate Protection, dated July 21, 2002 (the “Cash Collateral Order”), which Claims are resolved by, and through, the settlement of the Compaq Litigation as set forth in Section VI, B, 1 of the Disclosure Statement and pursuant to an agreement between the parties (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Debtors (i) paid the Bank Group approximately $9.5 million, which represented the Bank Group Liquidated Claim as of September 27,2002, with respect to principal, interest, and bank fees and as of September 1, 2002, with respect to professional fees and expenses under the Credit Agreement and the Cash Collateral Order, and (ii) the parties agreed to, inter alia, the treatment of any remaining Bank Group Claims which may arise under the Credit Agreement or the Cash Collateral Order prior to the Effective Date.

2.	Treatment

     If any portion of the Unliquidated Bank Group Claim becomes liquidated prior to the Effective Date (the “Additional Liquidated Bank Group Claim”) and the Debtors do not dispute the Additional Liquidated Bank Group Claim, the Debtors shall pay the Additional Bank Group Liquidated Claim (or non-disputed portion thereof) in full and in Cash immediately. If any disputed Additional Bank Group Liquidated Claim or Additional Unliquidated Bank Group Claim exists as of the Effective Date, then, pending resolution of such disputed Additional Liquidated Bank Group Claim or Additional Unliquidated Bank Group Claim, the Debtors shall reserve from any distributions to be made under this Plan: (a) the liquidated amount, if any, of the disputed Additional Liquidated Bank Group Claim and/or the Additional Unliquidated Bank Group Claim; plus (b) if or to the extent that the disputed Additional Liquidated Bank Group Claim and/or the Additional Unliquidated Bank Group Claim is not liquidated as to amount, (i) an amount agreed to by the Debtors and the agent for the Bank Group on account of such Claim(s), or (ii) if the Debtors and the Bank Group can not agree on such amount, the amount determined by the Bankruptcy Court in connection with a claims estimation hearing. Any such amounts to be reserved shall also include the projected costs and expenses of the Bank Group and the agent (including, inter alia,

[3] This total does not include claims which previously have been settled by negotiation, and are final pursuant to court orders.

reasonable attorneys fees) in connection with the resolution of such disputed Additional Liquidated Bank Group Claim and/ or Additional Unliquidated Bank Group Claim in an amount to be agreed to by the Debtors and the agent for the Bank Group or ordered by the Bankruptcy Court. Except as expressly provided for above, the Bank Group shall receive no other distribution on account of the Bank Group Claims and its liens encumbering the Debtors’ assets shall be extinguished on the Effective Date.

E.	General Unsecured Claims Exceeding $5,000.00 (Class 4(a))-Impaired

1.	Description

     General Unsecured Claims are Claims that are not inter-company claims, Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims, Miscellaneous Secured Claims or Bank Group Claims. The Debtors estimate the dollar amount of Allowed General Unsecured Claims to be between approximately $145 million and $280 million.

2.	Treatment of General Unsecured Claims

     Class 4(a) is impaired under this Plan and, pursuant to section I126(a) of the Bankruptcy Code, such Holders are entitled to vote and to receive such Holder’s Pro Rata Share of Available Cash. The Plan Administrator shall make Interim Distributions of Cash to Holders of Allowed Claim on a Pro Rata basis on the last Business Day of the first month following the end of each fiscal quarter or as soon thereafter as practicable; provided that the aggregate amount to be distributed on such date equals or exceeds $5 million (or such other threshold as the Plan Administrator may determine is appropriate at any time, and from time to time, with consent of the Post-Confirmation Committee).

     It is impossible to predict, with any degree of certainty, the final range of recoveries available to Holders of Allowed Class 4(a) General Unsecured Claims due to the speculative nature of the Causes of Action, the uncertainty of the final amounts to be paid to Claims of higher priority, and the uncertainty regarding the total amounts of Allowed Class 4(a) General Unsecured Claims. The Debtors estimate that Allowed Class 4(a) General Unsecured Claims will receive approximately 20% to 41% of the allowed amount of their Claims in a series of Interim Distributions.

F.	Allowed General Unsecured Claims Less Than $5,000.00 (Convenience Class) (Class 4(b))-(Impaired).

1.	Description

     Class 4(b) is comprised of all Allowed General Unsecured Claims against the Debtors that are $5,000.00 or less, or that indicate by election on the Ballot that they agree to reduce their Claim to $5,000.00.

2.	Treatment

     On the later of the Effective Date (or as soon as practicable thereafter) and the date that the Claim becomes an Allowed Claim, all Holders of Allowed Class 4(b) General Unsecured Claims shall receive a single Cash payment equal to 30% of their Allowed Claim in full and final satisfaction of their Claim.

     Holders of Allowed Class 4(b) General Unsecured Claims shall receive no other distributions or consideration of any sort under the Plan. The Debtors estimate that the total face amount of Class 4(b) Claims is approximately $5.2 million and $5.3 million.

G.	6 3/4% Subordinated Debenture Claims (Class 5) (Impaired).

1.	Description

     This Class consists of all parties holding Claims arising under the Indenture, the Supplemental Indenture, and the Guarantees. The Indenture Trustee under the Indenture and the Supplemental Indenture is Wilmington Trust Company, who has filed the following Claims against the Debtors’ estates: Claims Nos. 6395,6755, and 6759, each in the amount of $213,942,167.66; Claims Nos. 6757 and 6758, each in the amount of $207,523,929.45; and Claim No. 6756 in the amount of $6,418,238.22 (the “Subordinated 6 3/4% Debenture Claims”).

2.	Treatment

     Pursuant to the Indenture Subordination and section 510 of the Bankruptcy Code and other applicable law, the 6 3/4% Subordinated Debenture Claims are subordinated to all Claims in Classes 1, 2, 3,4(a) and 4(b). As the Holders of

Claims in Classes 4(a) and 4(b) will not receive payment in full on account of their Claims, the Holders of the 6 3/4% Subordinated Debenture Claims will receive no distribution under this Plan. Class 5 is impaired under this Plan, and because Class 5 will not be receiving any distribution under this Plan, pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Class 5 Claims are conclusively presumed to have rejected the Plan and may not vote with respect thereto.

H.	Section 510(b) Securities Claims (Class 6) (Impaired)

1.	Description

     This Class consists of all parties holding Claims arising from rescission of a purchase or sale of a security of any of the Debtors, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a claim as described more fully in the Bankruptcy Code. In June 2001, the Debtors and the Plaintiffs in the Softest litigation agreed that the Claims filed by the Plaintiffs in such action are Section 510(b) Security Claims. The Debtors estimate that there are approximately 300 claims in this Class with the dollar value of such Claims between $5 million and $7 million, based upon the face amount of such Claims.

2.	Treatment

     The Holders of Section 510(b) Securities Claims are subordinated to all Claims in Classes 1,2, 3,4(a), 4(b), and 5. Accordingly, Holders of Class 6 Section 510(b) Securities Claims will receive no distribution under this Plan. Class 6 is impaired under this Plan, and because Class 6 will not be receiving any distribution under this Plan, pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Class 6 Claims are conclusively presumed to have rejected this Plan and may not vote with respect thereto.

I.	Interests in Debtors (Class 7)(Impaired)

1.	Description

     Interests in the Debtors are all Interests in each of the following entities: InaCom Corp.; InaCom Latin America; InaCom Solutions, Inc.; InaCom Communications, Inc.; InaCom Financial Services, Inc.; Perigee Communications, Inc.; Networks, Inc.; Gorham Clark, Inc.; InaCom International, Inc.; InaCom Tennessee, Inc.; InaCom Professional Services, Inc.; Kure Associates, Inc.; Office Products of Minnesota, Inc.; Boston Computer Exchange Corporation; PC Technical Services, Inc.; Vanstar Corporation; Computerland International Development, Inc.; ComputerportWorld Trade, Inc.; Vanstar International Corporation; VST West, Inc.; VST Illinois, Inc.; VSTNC, Inc.; Cland Tex, Inc.; InaCom Government Systems, Inc.; Contract Data, Inc.; Computer Professionals, Inc.; and Vanstar Professional Technical Resources, Inc.

2.	Treatment

     Class 7 is impaired under this Plan, and because Class 7 will not be receiving any distribution under this Plan, pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Interests in the Debtors are conclusively presumed to have rejected this Plan and may not vote with respect thereto.

3.	Cancellation of Interests

     On the Effective Date, all Interests are hereby extinguished and the certificates and all other documents representing such Interests are hereby canceled, and of no force and effect.

V.     IMPLEMENTATION OF THE PLAN

A.	Funding of the Plan

     This Plan cannot be confirmed by the Court unless the Debtors have sufficient funds by the Effective Date to pay all Allowed Administrative Expense Claims, Priority Tax Claims, and Non-Tax Priority Claims. On the Effective Date, the Debtors estimate that they will have approximately $67 million in Cash to distribute to Holders of such Claims.

     The Debtors will use this Cash to fund the Plan. The following Chart sets forth the Debtors expected Cash requirements as of the Effective Date:

Type of Payment	Amount
Administrative Claims (Non-Professionals)	$0 — $235,000.00 (includes $35,000.00 held for Landlord against possible transfer taxes)
Administrative Claims (Professionals)	$5,000,000.00 (includes $4,500,000.00 success fee asserted by Bridge Associates, LLC and $500,000.00 in expected unpaid professional fees and expenses as of an Effective Date of April 15,2003)
Priority Tax Claims	$6,300,000.00 — $8,800,000.00 (assumes that IRS Priority Tax Claims will be withdrawn or disallowed prior to the Effective Date).
Priority Non-Tax Claims	$4,425,000.00 — $5,100,000.00.
Distribution on Account of Allowed Class 4(b) General Unsecured Claims	$1,560,000.00 — $1,590,000.00 (based upon assumption that the face amount of Class 4(b) Claims is approximately $5,200,000.00-$5,300,000.00)
Post-Effective Date Operating and Professional Compensation and Reimbursement Claims Reserves	$6,000,000.00
TOTAL	$23,060,000.00- $26,460,000.00

B.	Plan Administrator

1.	Identity

     Pursuant to the Plan, Executive Sounding Board Associates, Inc., (“ESB”), shall be appointed Plan Administrator for the Debtors with Neil Gilmour, III, a principal with ESB, the person who will be in charge of the engagement. ESB has been the Committee’s Financial Advisors. ESB may engage other professionals and staff of professionals, including, but not limited to, those which have been employed by the Debtors or the Committee, including, but not limited to, Bridge, Wind Down Associates, LLC, Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C. and Blank Rome LLP and any other professionals identified by the Plan Administrator as their particular expertise may become needed. The Plan Administrator is authorized to exercise and perform the rights, powers and duties held by the Reorganized Debtors or the Estates or granted to the Reorganized Debtors or the Estates under this Plan, including without limitation the authority under section 1123(b)(3) of the Bankruptcy Code to provide for the settlement, adjustment, retention and enforcement of claims and interests of the Estates, including, but not limited to all Causes of Action and the authority to exercise all rights under sections 1106, 1107 and 1108 of the Bankruptcy Code. The rights and responsibilities of the Plan Administrator are described in the following sections and shall be the subject of the Plan Administrator Agreement which shall be filed with the Court ten (10) days prior to the Confirmation Hearing. To the extent there are any inconsistencies between the terms of the Plan Administrator Agreement and the Plan, the terms of the Plan Administrator Agreement shall control.

2.	Responsibilities of Plan Administrator

     Subject to the direction of the Post-Confirmation Committee, the responsibilities of the Plan Administrator shall include, but not be limited to (and may be modified by the Post-Confirmation Committee without further order of the Court): (i) calculating and implementing all distributions provided for under this Plan; (ii) prosecuting or otherwise resolving the Causes of Action; (iii) facilitating the prosecution or settlement of objections to, and estimations of, Claims; (iv) liquidating remaining property of the Debtors, and providing for the distribution of the net proceeds thereof, in accordance with the provisions of this Plan; (v) filing all required tax returns, and paying taxes and all other obligations on behalf of the Debtors from funds held by the Debtors; (vi) managing the wind down of the Debtors, and otherwise administering the Debtors; (vii) providing periodic reports to the Post-Confirmation Committee reflecting periodic expenditures, receipts and distributions and aggregate expenditures and distributions from the Effective Date and including a balance sheet; (viii) providing a periodic projected budget of anticipated expenses related to the liquidation which shall be approved by the Post-Confirmation Committee (the “Post-Confirmation Budget”); (ix) providing periodic status reports to the Post-Confirmation Committee of the Claims resolution process, accounts receivables collections, distributions on Allowed Claims, and prosecution of the Causes of Action and (x) providing periodic reports of resolutions of Causes of Action and Disputed Claims which resolutions shall be pursuant to parameters which the Plan Administrator and the Post-Confirmation Committee may establish; and (xi) such other responsibilities as may be vested in the Plan Administrator pursuant to Bankruptcy Court Order or as may be authorized and directed by the Post-Confirmation Committee, or as may be necessary and proper to carry out the provisions of this Plan. The Plan Administrator may be required to post a bond as requested by the Post-Confirmation Committee and such bond shall be paid by the Debtors’ Estates. Subject to the direction of the Post-Confirmation Committee, the Plan Administrator shall establish all reserves required to be established pursuant to the Plan, including, but not limited to, a reserve for post-Effective Date operating expenses and professional fees.

a.	Powers and Authority of Plan Administrator

     Subject to the direction of the Post-Confirmation Committee, the powers and authority of the Plan Administrator shall, without any further Bankruptcy Court approval, include, without limitation, the following: (i) invest Estate funds, and withdraw Estate funds, make distributions, incur obligations for reasonable and necessary expenses in liquidating and converting any remaining assets of the Debtors to Cash and pay taxes and other obligations owed by the Debtors from funds held by the Plan Administrator and/or the Debtors in accordance with this Plan provided however that any expense payments made by the Plan Administrator shall be within a 10% variance of the Post-Confirmation Budget unless otherwise approved by the Post-Confirmation Committee, (ii) to engage employees and professional persons to assist the Plan Administrator with respect to its responsibilities, including, but not limited to, any professionals employed by the Debtors or the Committee, (iii) to compromise and settle claims and Causes of Action on behalf of, or against, the Debtors after notice to the Post-Confirmation Committee, the parties to the Causes of Action and such other parties as this Plan or any subsequent Order may provide, (iv) to liquidate any remaining assets, and provide for the distributions in accordance with the provisions of this Plan; (v) to manage the continued liquidation of the Debtors’ assets, and to otherwise administer the Debtors; (vi) to stand in the shoes of the Debtors and assert attorney client privilege between the Debtors and their professionals; (vii) to interpret this Plan in the Plan Administrator’s reasonable discretion; (viii) to revise, limit or reduce service lists of notices and motions as reasonably appropriate; and (ix) such other powers and authority as may be vested in or assumed by the Plan Administrator by the Bankruptcy Court, or as may be necessary and proper to carry out the provisions of this Plan. Except as expressly set forth herein, the Plan Administrator, on behalf of the Debtors, shall, subject to the approval of the Post-Confirmation Committee, have absolute discretion to pursue, or not to pursue, any and all Causes of Action, as it determines is in the best interests of the Debtors, and shall have no liability for the outcome of that decision. In connection with the administration of the Debtors, the Plan Administrator is authorized to perform any and all acts necessary and desirable to accomplish the purposes of this Plan, provided however that any payments made by the Plan Administrator shall be within a 10%variance of the Post-Confirmation Budget unless otherwise approved by the Post-Confirmation Committee.

b.	Retention of Professionals

     The Plan Administrator may employ and compensate professionals, including counsel, consultants, and financial advisors, as needed to assist it in fulfilling its obligations under this Plan, and without further order of the Bankruptcy Court on whatever fee arrangement it deems appropriate subject to the consent of the Post-Confirmation Committee. The Plan Administrator may employ professionals, including, but not limited to, those that were previously employed by the Debtors or the Committee. The Plan Administrator shall create reserves for the fees and expenses of such professionals incurred, or to be incurred, after the Effective Date.

c.	Compensation

     In addition to reimbursement for actual out-of-pocket expenses incurred by the Plan Administrator, the Plan Administrator shall be entitled to receive reasonable compensation for services rendered on behalf of the Reorganized Debtors at its standard hourly rates subject to periodic adjustment. The Plan Administrator shall not be required to file an application for compensation in order to receive the compensation provided for herein, provided, however, the Plan Administrator shall provide copies of monthly invoices to the Post-Confirmation Committee.

d.	Removal of Plan Administrator

     Only the Post-Confirmation Committee has standing to seek an order from the Bankruptcy Court, after notice and a hearing, to remove the Plan Administrator or any successor Plan Administrator appointed pursuant to the Plan. The decision by the Post-Confirmation Committee to remove the Plan Administrator shall be by majority vote of the Post-Confirmation Committee and may be either with or without cause. The Bankruptcy Court shall determine any dispute between the Post-Confirmation Committee and the Plan Administrator including any disputes relating to the Plan Administrator’s fees.

e.	Successor Plan Administrator

     In the event that the Plan Administrator is removed, resigns (with 30 days notice to the Post-Confirmation Committee) or otherwise ceases to serve as Plan Administrator, the Post-Confirmation Committee shall select a successor Plan Administrator within twenty (20) Business Days of such resignation, removal, or cessation of service by the incumbent Plan Administrator. The Post-Confirmation Committee thereafter shall file a notice of such successor, which shall be served on all parties that have requested notice in the Cases. If the Post-Confirmation Committee fails to act in accordance with this paragraph, any party in interest may file a motion for a successor Plan Administrator which shall be served on notice to all parties who requested notice in the Cases and subject to a hearing and Bankruptcy Court approval. Any successor Plan Administrator shall be subject to the same qualifications and shall have the same rights, powers, duties and discretion, and otherwise be in the same position, as the originally named Plan Administrator. Wherever reference is made in this Plan to the Plan Administrator, the same shall be deemed to refer to the successor Plan Administrator acting hereunder.

f.	Termination

     The duties, responsibilities and powers of the Plan Administrator shall terminate on the Termination Date (as defined below).

g.	Records

     The Plan Administrator shall maintain good and sufficient books and records of account relating to the assets of the Debtors’ Estates, the Cash, the management thereof, all post-Confirmation transactions undertaken by the Debtors and/or the Plan Administrator, all expenses incurred by or on behalf of the Plan Administrator after the Effective Date, and all distributions contemplated or effectuated under this Plan.

3.	Preservation of Causes of Action

a.	Causes of Action and Potential Post-Confirmation Litigation

     The Debtors have reviewed available information regarding Causes of Action against other parties or entities, which investigation has not been completed and is ongoing. In addition, due to the size and scope of the Debtors’ various business operations and the multitude of business transactions therein, there may be numerous other Causes of Actions that currently exist, or may subsequently arise, in addition to the matters identified below. The Debtors are also continuing to investigate and assess which Causes of Action may be pursued. The Debtors do not intend, and it should not be assumed, that because any existing or potential claims or Causes of Action have not yet been pursued by the Debtors, or do not fall within the list below, that any such claims or Causes of Action have been waived. The Reorganized Debtors, through the Plan Administrator, retain all rights to pursue any and all Causes of Action to the extent the Reorganized Debtors or Plan Administrator, deem appropriate (under any theory of law, including, without limitation, the Bankruptcy Code and any applicable local, state, or federal law, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in the Bankruptcy Cases).

     Existing or potential claims or Causes of Action that may be pursued by the Debtors before the Effective Date, and by the Reorganized Debtors, through the Plan Administrator, after the Effective Date, include, without limitation, the following: (i) any and all avoidance claims pursuant to any applicable section of the Bankruptcy Code, including without limitation, sections 544, 545, 547, 548, 549, 550, 551, 553(b), and/or 724(a) of the Bankruptcy Code arising from any transaction involving or concerning the Debtors as reflected on Exhibit F to the Disclosure Statement; (ii) objections to Claims under the Plan; (iii) any action for equitable subordination of any Claim against the Debtors’ Estates including, but not limited to, the action filed by the Committee seeking to recharacterize and/or equitably subordinate the Subordinated 6 3/4% Debenture Claims; (iv) any other litigation or Causes of Action, whether legal, equitable, or statutory in nature, arising out of, or in connection with, the Debtors’ business, assets, or operations, or otherwise affecting the Debtors, including without limitation, possible claims against the following types of parties for the following types of claims: (a) possible claims against vendors, customers, or suppliers for warranty, indemnity, charge back/set-off issues, overpayment or duplicate payment issues, and collections/accounts receivable matters; (b)possible claims against persons or parties for wrongful or improper termination of services to the Debtors; (c) failure of any persons or parties to fully perform under contracts with the Debtors before the assumption or rejection of the subject contracts; (d) possible claims for deposits or other amounts owed by any creditor, lessor, supplier, vendor, factor, or other person; (e) possible claims for damages or other relief against any party including, without limitation, former officers and directors (other than Post-Petition Officers and Directors who are receiving releases under this Plan) arising out of employee, management, or operational matters; (f) possible claims for damages or other relief against any party arising out of financial reporting; (g) possible claims for damages or other relief against any party arising out of environmental, asbestos, or product liability matters; (h) actions against insurance carriers relating to coverage, indemnity, or other matters; (i) counterclaims and defenses relating to notes or other obligations; (j) possible claims against local, state, and federal taxing authorities (including, without limitation, any claims for refunds of overpayments); (k) possible claims against attorneys, accountants, or other professionals relating to services rendered to Debtors (except to the extent released by this Plan); (l) contract, tort, or equitable claims which may exist or subsequently arise; (m) any claims of the Debtors arising under section 362 of the Bankruptcy Code; (n) turnover claims arising under sections 542 or 543 of the Bankruptcy Code; and (o) possible claims relating to the J-Shares Receivable as described in Section VI, C, 2 of the Disclosure Statement.

b.	Preservation of All Litigation and Causes of Action Not Expressly Settled and Released

     The Plan Administrator retains all rights on behalf of the Debtors, the Reorganized Debtors and the Estates to commence and pursue, as appropriate, any and all claims or Causes of Action, whether arising before or after the Petition Date, in any court or other tribunal, including, without limitation, a bankruptcy court adversary proceeding filed in one or more of these Cases. While the Debtors have attempted to identify claims or Causes of Action that may be pursued in the preceding section, and Sections V and VI of the Disclosure Statement, the failure to list any potential or existing claims or Causes of Action is not intended to limit the rights of the Plan Administrator to pursue any claims or Causes of Action not listed or identified.

     Unless a claim or Cause of Action against a Creditor or other person or entity is expressly waived, relinquished, released, compromised, or settled in this Plan or any Final Order, the Reorganized Debtors expressly reserve such claim or Cause of Action for later adjudication (including without limitation, claims and Causes of Action not specifically identified, or which Debtors may presently be unaware, or which may arise or exist by reason of additional facts or circumstances unknown to Debtors at this time, or facts or circumstances which may change or be different from those which Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable, or otherwise), or laches shall apply to such claims or Causes of Action upon, or after, the confirmation or consummation of this Plan based on the Disclosure Statement, the Plan, or the Confirmation Order, except where such claims or Causes of Action have been released in this Plan or other Final Order. In addition, the Reorganized Debtors, through the Plan Administrator, expressly reserves the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are defendants or interested parties against any person or entity, including without limitation, the plaintiffs or co-defendants in such lawsuits.

     Except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement entered into in connection with this Plan, the Plan Administrator is authorized to exercise and perform the rights, powers and duties held by the Estates, including without limitation the authority under Bankruptcy Code section 1123(b)(3) to provide for the settlement, adjustment, retention and enforcement of claims and interests of the Estates, including, but not limited to all Causes of Action and the authority to exercise all rights under sections 1106,1107 and 1108 of the Bankruptcy Code, including, but not limited to, those Causes of Action listed in the preceding Section and in Sections V and VI of the Disclosure Statement, shall vest in the Plan Administrator who shall act on behalf of the Reorganized Debtors.

     The Reorganized Debtors, through the Plan Administrator, retain, and may exclusively enforce, any and all such claims, rights, or Causes of Action. The Reorganized Debtors, through the Plan Administrator, has the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such claims, rights, and Causes of Action without the consent or approval of any third party, and without any further order of the Court, provided, however, that the Plan Administrator shall give notice to the parties to the Causes of Action and such other parties as this Plan or any subsequent Order may provide.

     Any person to whom Debtors have incurred an obligation (whether on account of services, purchase, sale of goods, or otherwise), or who has received services from the Debtors or a transfer of money or property of the Debtors, or who has transacted business with the Debtors, or leased equipment or property from the Debtors should assume that such obligation, transfer, or transaction may be reviewed by the Reorganized Debtors subsequent to the Effective Date and may, if appropriate, be the subject of an action after the Effective Date, whether (i) such person has filed a proof of claim against Debtors in these Cases; (ii) such person’s proof of claim has been objected to by the Estates; (iii) such person’s Claim was included in Debtors’ bankruptcy schedules; (iv) such person’s scheduled Claims have been objected to by the Estates or has been identified by the Estates as disputed, contingent, or unliquidated; or (v) such action falls within the list of Causes of Action in the preceding section.

     Except as expressly provided in this Plan, the Confirmation Order shall not bar the Plan Administrator, on behalf of the Reorganized Debtors, by res judicata, collateral estoppel, or otherwise from collecting, prosecuting, or defending any matter or Cause(s) of Action. The Plan Administrator stands in the shoes of the Debtors and the Reorganized Debtors and may take such actions in the Debtors’ name without the need to intervene in, amend any pending actions or further order of the Court.

4.	Exculpation; Indemnification

     From and after the Effective Date, the Plan Administrator, the Plan Administrator’s employees, contractors, officers, directors, successors, and assigns and the employees of each of the Debtors, and each of their respective professionals and representatives (collectively, “Releasees”)shall be, and hereby are, exculpated, released and forever discharged by all Persons, including, without limitation, Holders of Claims and other parties in interest, from and against any and all claims, debts, dues, accounts, actions, suits, causes of action, bonds, covenants, judgments, damages and other assertions of liability arising out of any such Releasee’s good faith exercise of what such Releasee reasonably understands to be its powers or the discharge of what such Releasee reasonably understands to be its duties conferred by the Plan or by any order of the Bankruptcy Court entered pursuant to, or in furtherance of, this Plan, applicable law, or otherwise, (except only for actions or omissions to act to the extent determined by a final, non-appealable order of a court of competent jurisdiction to be due to their own respective gross negligence or willful misconduct) on and after the Effective Date. No Holder of a Claim or other party in interest will have, or may pursue, any claim or cause of action against any Releasee or any Debtor for exercising any of the powers or discharging any of the duties conferred upon a Releasee by the Plan (including without limitation, for making payments in accordance with the Plan or for implementing the provisions of the Plan). Any act or omission taken with the approval of the Bankruptcy Court or the Post-Confirmation Committee will be conclusively deemed not to constitute gross negligence or willful misconduct. The Reorganized Debtors shall and hereby agree to indemnify, defend, and hold harmless the Releasees, jointly and severally, from, and against, any and all claims, causes of action, liabilities, losses, damages, and expenses, including the reasonable costs (including attorneys’ fees and expenses) of investigating and defending such claim or cause of action (other than to the extent determined, with respect to a Releasee, by a final non-appealable order of a court of competent jurisdiction, to be due to such respective Releasee’s own respective gross negligence or willful misconduct) to the fullest extent permitted by applicable law (regardless of whether arising in any legal or administrative action, suit, proceeding, investigation or inquiry), directly or indirectly, in connection with, arising out of, based on, or in any way related to (i) the Plan; (ii) the services to be rendered pursuant to the Plan; (iii) any document or information, whether verbal or written, referred to herein or supplied to the Plan Administrator; or (iv) proceedings by or on behalf of any creditors. Reorganized Debtors shall, on demand, advance or pay promptly, on behalf of each Releasee, reasonable attorneys’ fees and other expenses and disbursements which such Releasee would be entitled to receive pursuant to the foregoing indemnification obligation; provided, however, that any Releasee receiving any such advance shall execute a written undertaking to repay such advance amounts if a court of competent jurisdiction ultimately determines that such Releasee is not entitled to indemnification hereunder due to the gross negligence or willful misconduct of such Releasee.

     The obligations of the Reorganized Debtors to indemnify, defend, and reimburse such parties against, and for, any obligations pursuant to a Certificate of Articles of Incorporation, codes of regulations, By-Laws, applicable state law, specific agreement, or any combination of the foregoing with respect to Post-Petition acts or omissions, shall be and be deemed to be assumed by the Debtors after the Effective Date and shall be in addition to any indemnification obligations set forth herein. The Plan Administrator shall not be deemed a successor of the Debtors. The foregoing sentence is not intended to limit the Plan Administrator’s rights with respect to any action to be taken on behalf of the Reorganized Debtors. The Plan Administrator is authorized to obtain (by using Cash of the Reorganized Debtors) insurance coverage with respect to the responsibilities, liabilities, and obligations of the Releasees (or any other professionals hired by the Plan Administrator) under the Plan. The exculpation provisions of this section apply with equal force to members of the Post-Confirmation Committee, their professionals, and their designees. Any person entitled to indemnification shall have the right to employ such person’s own separate counsel in any such action, at the Reorganized Debtors’ expense, and such counsel shall have the right to have charge of such matters for such person.

C . Summary of Other Provisions of the Plan

     1.     Conditions Precedent to Confirmation of the Plan

          The occurrence of the Confirmation Date is subject to (a) the entry of the Confirmation Order in form and substance satisfactory to the Debtors; and (b) all applicable procedural and substantive confirmation requirements under the Bankruptcy Code that must be satisfied in order for the Plan to be confirmed pursuant to section 1129 of the Bankruptcy Code. There can be no assurance that the Confirmation conditions described above or the conditions set forth in section 1129 of the Bankruptcy Code will be satisfied, or, if permitted, waived by the Debtors.

     2.     Conditions Precedent to the Effective Date of the Plan

          The “effective date of the plan,” as used in section 1129 of the Bankruptcy Code, will not occur, and this Plan will be of no force and effect, until the Effective Date, which will be the first Business Day after the Confirmation Date on which the following conditions precedent shall have been satisfied or, as described below, waived:

          a. Confirmation Order

               The Confirmation Order shall be in full force and effect and shall not be subject to an appeal, reconsideration, or stay or pleading seeking an appeal, reconsideration, or a stay; and

          b. Execution of Documents; Other Actions

               All other actions and documents necessary to implement this Plan shall have been effected or executed.

               Each of the foregoing conditions may be waived, in whole or in part, by the Debtors in their sole discretion. Any such waiver of a condition precedent may be effected at any time without notice or leave or order of the Bankruptcy Court and without any formal action other than proceeding as if such condition did not exist. The Debtors reserve the right to assert that any appeal from the Confirmation Order shall be moot after consummation of this Plan.

     3.     Executory Contracts and Unexpired Leases Under the Plan

          a. Reject if Not Assumed

               The Bankruptcy Code authorizes the Debtors, subject to the approval of the Bankruptcy Court, to assume, assume and assign, or reject executory contracts and unexpired leases. Such assumption, assumption and assignment, or rejection may be effected during the Cases. Any executory contracts or unexpired leases which (i) have not expired by their own terms on or prior to the Effective Date, (ii) which have not been assumed, assumed and assigned, or rejected with the approval of the Bankruptcy Court or by operation of law, (iii) which are not the subject of a motion to assume or assume and assign pending as of the Effective Date, or (iv) which are not specifically designated to be assumed pursuant to this Plan, are rejected by the Debtors on the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

          b. Rejection Damage Claims

               If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a filed proof of claim, will be forever barred and will not be enforceable against the Debtors, their properties or agents, or successors or assignees, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before thirty (30) days after the later to occur of the Confirmation Date, and the date of entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or unexpired lease. The Debtors do not anticipate that any significant Claims for rejection damages will be filed against the Estates.

          c. Cure Payments

               Any monetary amounts required as cure payments on any executory contract or unexpired lease to be assumed under this Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in

Cash on the Effective Date, or upon such other terms and dates as the parties to such executory contract or unexpired lease otherwise may agree. In the event of a dispute regarding (i) the amount of any cure payment, (ii) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be subject to the jurisdiction of the Bankruptcy Court, and made following the entry of a Final Order resolving such dispute. The Debtors do not anticipate any significant cure payments in connection with the assumption of any executory contract.

          d. Indemnification and Reimbursement Obligations.

               As provided for in Section V, C, 9 , 3 of this Plan, on the Effective Date, the Debtors assume any obligations of the Debtors to indemnify and reimburse any Post-Petition Officer and Director pursuant to the Articles of Incorporation, code of regulations, bylaws, applicable law, specific agreement, or any combination of the foregoing without any further action by any entity.

          e. Requirement for Allowance of Claims

               No payments or other distributions will be made on account of any Claim that is not an Allowed Claim.

          f. Time and Method of Distributions

               All distributions under this Plan will be made by the Plan Administrator. Whenever any distribution to be made under this Plan is due on a day other than a Business Day, such distribution will instead be made, without interest, on the immediately succeeding Business Day, but will be deemed to have been made on the date due. Unless the entity receiving a payment agrees otherwise, any payment in Cash to be made by the Plan Administrator will be made, at the election of the Plan Administrator, by check drawn on a domestic bank or by wire transfer from a domestic bank.

               Subject to the provisions of Bankruptcy Rule 2002(g), and except as provided in this Plan, distributions and deliveries to Holders of Allowed Claims will be made at the address of each such Holder set forth on the Debtors’ bankruptcy schedules filed with the Bankruptcy Court unless superseded by the address set forth on proofs of Claim filed by such Holders, or at the last known addresses of such Holder if no proof of Claim is filed, or if the Debtors or BSI have been notified in writing of a change of address.

               The Plan Administrator shall make Interim Distributions of Cash to Holders of Allowed Claim on a Pro Rata basis on the last Business Day of the first month following the end of each fiscal quarter or as soon thereafter as practicable; provided that the aggregate amount to be distributed with respect to Claims on such date equals or exceeds $5 million (or such other threshold as the Plan Administrator may determine is appropriate at any time, and from time to time, with consent of the Post-Confirmation Committee).

               The Plan Administrator shall make the final distribution (the “Final Distribution”) when, (i) in the reasonable judgment of the Plan Administrator, in consultation with the Post-Confirmation Committee, or with Bankruptcy Court approval, all assets of the Debtors have been liquidated and there are no potential sources of additional Cash for distribution and (ii) there remain no Disputed Claims. Unless the Post-Confirmation Committee decides otherwise, the Plan Administrator shall make the Final Distribution no later than five (5) years after the Effective Date or as soon thereafter as is reasonably practicable.

               On the date of the Final Distribution, the Plan Administrator shall: (i) establish a wind-up reserve for expenses of the Plan Administrator to make the Final Distribution as well as perform any necessary tasks after the Final Distribution, including, but not limited to, filing appropriate tax returns (the “Wind-Up Reserve”); (ii) distribute all Cash held for Holders of Allowed Claims in accordance with their interests as specified in the Plan and (iii) promptly thereafter, request the Bankruptcy Court to enter an order closing the Chapter 11 Cases. After the Plan Administrator has (a) accomplished all the tasks identified in (i), (ii) and (iii) of this Paragraph, (b) the Court has entered the Final Decree closing these Cases (c) filed all appropriate tax returns on behalf of the Reorganized Debtors; and (d) has filed a notice with the Court of a final accounting and that all actions have been taken by the Plan Administrator as provided in the Plan, the Plan Administrator shall be discharged of its duties under this Plan (the date all such events have occurred shall be the “Termination Date”).

               Any funds remaining in the Wind-Up Reserve or otherwise after the Plan Administrator has performed all of his responsibilities under this Plan shall escheat to the State of Delaware; provided, however that the Plan Administrator shall not be required to make de minimis distributions as described in Section V, C, 3, k, infra. The Plan Administrator shall be entitled to deduct from any such supplemental distribution his fees and expenses for making such supplemental distribution.

          g. Time Bar to Cash Payment

               Any Cash or other property that is unclaimed for one hundred and eighty (180) days (or sixty (60) days if it is the Final Distribution on account of such Claim), after such Distribution is sent by mail to the last known mailing address for the person entitled thereto, as provided in the Plan (“Unclaimed Property”), will be deemed paid to such entitled Person, and such Person will not be entitled to any future distributions under this Plan. Any Unclaimed Property shall constitute Available Cash and be redistributed to Holders of Allowed Class 4(a) and 4(b) Claims on the date of the next Interim Distribution. If the Final Distribution Date has passed, such Unclaimed Property shall escheat to the State of Delaware.

          h. Compliance with Tax Requirements

               To the extent applicable, the Plan Administrator will comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to this Plan will be subject to such withholding and reporting requirements.

          i. Distributions after Effective Date

               Distributions made after the Effective Date to Holders of Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims, will be deemed to have been made on the Effective Date, provided, however, that, the Holder of such Allowed Claims shall not be entitled to receive any net earnings of the reserve related thereto.

          j. Set-Offs

               The Plan Administrator may, pursuant to section 502 and 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim, and the distributions to be made pursuant to this Plan on account thereof (before any distribution is made on account of such Claim), the claims, rights, and causes of action of any nature that the Debtors, the Plan Administrator, or Reorganized Debtors may have against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a set off, nor the allowance of any Claim under this Plan, will constitute a waiver or release by the Plan Administrator, on behalf of the Reorganized Debtors, of any such claims, rights, and causes of action that the Debtors may possess against such Holder; and, provided, further, that nothing contained in the Plan is intended to offset the rights of any Creditor to effectuate a setoff prior to the Effective Date in accordance with the provisions of sections 362 and 553 of the Bankruptcy Code.

          k. De Minimus Distributions

               Any other provision of this Plan notwithstanding, the Plan Administrator shall not be required to make Interim Distributions to any creditor in an amount less than $20.00 or Final Distributions to any creditor in an amount less than $50.00. Cash allocated to an Allowed Claim but withheld from Interim Distribution pursuant to this subsection shall be held by the Plan Administrator for the account of and future distribution to the Holder of such Allowed Claim. Cash allocated to an Allowed Claim but withheld from the Final Distribution pursuant to this subsection shall be distributed as provided in Section V, C, 3, f, supra, and the Holder of such Allowed Claim shall have no further interest therein or rights with respect thereto.

          l. Finality of Distributions

               All Distributions made prior to the Effective Date pursuant to any order of the Bankruptcy Court or after the Effective Date pursuant to the provisions of this Plan, shall be deemed final, and no Person shall have any right to require or petition the Bankruptcy Court for a disgorgement of any such Distribution.

     4.     Treatment of Disputed Claims

          a. Objections to Claims; Prosecution of Disputed Claims

               The Plan Administrator shall object to the allowance of Claims or Interests filed with the Bankruptcy Court where the Plan Administrator disputes liability or allowance in whole or in part. All objections will be litigated to Final Order; provided, however, that the Plan Administrator will have the authority to file, settle, compromise, or withdraw any objections to Claims, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Plan Administrator will file and serve all objections to Claims as soon as practicable, but no later than one hundred twenty (120) days after the Effective Date.

          b. Estimation of Claims

               The Plan Administrator may at any time request that the Bankruptcy Court estimate any contingent or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Plan Administrator previously objected to such Claim or whether the Bankruptcy Court ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, an objection during the pendency of any appeal relating to any such objection. Subject to the provisions of section 502(j) of the Bankruptcy Code, in the event that the Bankruptcy Court estimates any contingent or Disputed Claim, the amount so estimated will constitute the allowed amount of such Claim. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors or the Plan Administrator may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

          c. Reserves, Payments and Distributions on Disputed Claims

               There will be set aside for each Holder of a Disputed Claim such portion of Cash as necessary to provide required distributions if such Claim were an Allowed Claim, either based upon the amount of the Claim as filed with the Bankruptcy Court, or the amount of the Claim as estimated by the Bankruptcy Court. The Plan Administrator shall maintain a reserve on account of Disputed Claims which shall be established either on the books or in separate accounts in the Plan Administrator’s discretion.

               At such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the Plan Administrator shall distribute to the Holder thereof the distributions, if any, to which such Holder is then entitled under this Plan (net of any expenses, including any taxes, of the escrow relating thereto). Such distribution, if any, will be made on the earlier of the next Interim Distribution date or ninety (90) days after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim becomes a Final Order. No interest will be paid on Disputed Claims that later become Allowed or with respect to any distribution to such Holder. No distribution will be made with respect to all, or any portion, of any Disputed Claim pending the entire resolution thereof in the manner prescribed in the Plan.

          5. Committee Composition and Term

               On the Effective Date, the Committee shall be reconstituted with the existing members as the Post-Confirmation Committee on the Effective Date, and its professionals may continue to serve at the discretion of the Post-Confirmation Committee. The Post-Confirmation Committee shall have the power to monitor and direct the actions of the Plan Administrator and the liquidation process of the Debtors. The by-laws adopted by the Committee on August 3, 2000 shall continue to govern the actions of the Post-Confirmation Committee. The by-laws may be amended from time to time by the Post-Confirmation Committee in their discretion. If all of the members of the Post-Confirmation Committee resign or are unable to serve and no replacement is designated, then the Plan Administrator shall contact the Office of the United States Trustee to appoint one or more new members of the Post-Confirmation Committee. The duties and powers of the Post-Confirmation Committee shall terminate on the Termination Date.

          6. Corporate Action

               The Plan Administrator shall be deemed to be a representative of the Court for each of the Debtors as the party-in-interestin these Cases, under this Plan or in any judicial proceeding or appeal to which the Debtors are a party, consistent with section 1123(b)(3)(B) of the Bankruptcy Code and section 303 of the Delaware General Corporation Law. On the Effective Date, the Post-Petition Officers and Directors shall be deemed to have resigned and shall be fully discharged from their responsibilities and duties as Officers and Directors of the Debtors. The Plan Administrator shall be empowered and authorized to put into effect and carry out the Plan and any orders of the Court relative thereto and take any proceeding and do any act provided in this Plan or directed by such orders without further action by any directors or stockholders of any of the Debtors. Such power and authority may be exercised, and such proceedings and acts may be taken as may be directed by such orders with like effect as if exercised and taken by unanimous action of all such directors and stockholders. In general and subject to the protective provisions in this Plan, the Plan Administrator shall act for the Debtors and their respective Estates in a fiduciary capacity as applicable to a board of directors.

          Without limitation to the foregoing, on the Effective Date the Plan Administrator is authorized and directed, on behalf of InaCom, to execute and file with the United States Securities and Exchange Commission a Form 15 or any other form, report, or instrument, and to take all other action, reasonably necessary to cause the Interests to cease to be registered under section 12(g) of the Securities Exchange Act of 1934, as amended, and to suspend all reporting obligations of InaCom under section 13(a) or 15(d) of such law. Without limitation to the foregoing, following the Effective Date, the Plan Administrator is authorized and directed, on behalf of the Debtors, to cause (a) the merger and/or consolidation of all the Debtors into one or a small number of entities and (b) the dissolution and termination of the surviving or remaining Debtors and/or their subsidiaries, all in accordance with this Plan and in a manner considered by the Plan Administrator to be most expeditious and efficient.

     7.     Revesting of Assets Free and Clear of Liens

          On the Effective Date, the property of the Debtors, including all assets of every kind, shall be free and clear of all Claims and Interests of Creditors or shareholders of the Debtors except as otherwise provided in the Plan and title to all assets and properties of the Debtors will vest in the Reorganized Debtors.

     8.     Debtors Not Entitled To Discharge

          Pursuant to Section 1141(d)(3) of the Bankruptcy Code the Debtors are not entitled to a discharge because the Plan provides for the liquidation of all or substantially all of the property of the Estates.

     9.     Injunctions/Releases/ Exculpations/ Indemnifications.

          1. Injunction Against Debtors, Plan Administrator and Their Assets and Successors.

          As of the Effective Date and except as otherwise expressly provided in this Plan, all Persons that have held, hold, or may hold Claims (including, but not limited to Administrative Claims) or Interests are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on account of any such Claim (including, but not limited to Administrative Claims) or Interest against the Debtors, the Plan Administrator and their respective assets and successors in interest (the “Estate Parties”), including, but not limited to, any Claims (including, but not limited to Administrative Claims) and Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, except as otherwise provided in this Plan or the Confirmation Order; (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Estate Parties; (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Estate Parties or against the property, or interests in property, of the Estate Parties with respect to any such Claims (including, but not limited to Administrative Claims) or Interests, and (iv) asserting any defense or right of setoff, subrogation, or recoupment of any kind against any obligation due from the Estate Parties or against the property, or interests in property, of the Estate Parties with respect to any such Claim (including, but not limited to Administrative Claims) or Interest. Notwithstanding anything to the contrary in this Paragraph, nothing shall prohibit Persons from filing Administrative Claims on or before the bar date set by the Court for the filing of Administrative Claims.

          2. Releases of Debtors’ Causes of Action Against Debtors’ Post-Petition Officers and Directors and Injunction Against Prosecution of Causes of Action.

          As of the Effective Date, the Debtors and the Plan Administrator release each of the Post-Petition Officers and Directors from any Causes of Action which could be asserted by the Debtors (except the Causes of Action relating to the

J Shares Receivable as described in Section VI, C, 2 of the Disclosure Statement, which Cause of Action is expressly reserved). All Persons are permanently enjoined from commencing, or continuing in any manner, any action or proceeding against the Post-Petition Officers and Directors relating to any Cause of Action which is being released pursuant to the terms of this Plan.

          3. Indemnification and Reimbursement Obligations.

          Notwithstanding any other provision of this Plan to the contrary, the obligations of the Debtors to indemnify and reimburse any Post-Petition Officer and Director pursuant to the Articles of Incorporation, code of regulations, bylaws, applicable law, specific agreement, or any combination of the foregoing, are, to the extent such indemnity and reimbursement obligations are permitted under applicable law, assumed by the Debtors on the Effective Date without any further action by any entity.

          4. Limitation of Liability in Connection with the Chapter 11 Cases, The Plan, Disclosure Statement and Related Documents.

          Section 1123(b)(5) of the Bankruptcy Code provides that a plan may contain any appropriate provision that is not inconsistent with the applicable provisions of the Bankruptcy Code. Pursuant to section 1123(b)(5) of the Bankruptcy Code, the Debtors, the Reorganized Debtors, the Plan Administrator, the Committee and their members, the Post-Petition Officers and Directors and their respective present and former members, ex-officio members, Officers, Directors, trustees, employees, agents, designees, successors or assigns, and any Professional Person (acting in such capacity) employed by any of the foregoing entities, but excluding any officers or directors of the Debtors who are not Post-Petition Officers and Directors (collectively, the “Plan Participants”) will neither have nor incur any liability to any Person for any act taken or omitted to be taken in connection with or related to the Cases, including, but not limited to, the formulation, preparation, dissemination, implementation, Confirmation or consummation of this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan, the Disclosure Statement, or the Confirmation Order, including solicitation of acceptances of this Plan (“Exculpated Conduct”); provided, however, that any Plan Participant (other than the Debtors as to acts or omissions occumng prior to the Confirmation Date) could incur liability as a result of any such act or omission to the extent that such act or omission constitutes fraud, gross negligence or willful misconduct, or willful violation of federal or state securities laws or the Internal Revenue Code.

          All Persons are permanently enjoined from commencing, or continuing in any manner, any action or proceeding against any of the Plan Participants, whether directly, derivatively, on account of, or respecting, any claim, debt, right, or cause of action based in whole or in part upon any Exculpated Conduct.

          5. Violations.

          Any Person injured by any willful violation of the injunctions provided in this Plan shall recover from the willful violator actual damages (including costs and attorneys’ fees) and, in appropriate circumstances, punitive damages.

          6. Stays in Effect Until Effective Date.

          Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105, 362 or 525 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Effective Date.

     10.     Retention of Jurisdiction

          The Bankruptcy Court retains and has exclusive jurisdiction over any matter arising under the Bankruptcy Code, arising in or related to the Cases or this Plan, or that relates to the following:

          a. resolution of any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date, to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

          b. entry of such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan;

          c. determination of any and all motions, adversary proceedings, applications, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to this Plan, may be instituted by the Plan Administrator or the Reorganized Debtors after the Effective Date;

          d. ensuring that distributions to Holders of Allowed Claims are accomplished as provided in this Plan;

          e. hearing and determining any timely objections to Administrative Expense Claims or to proofs of Claim filed, both before and after the Confirmation Date, including any objections to the classification of any Claim and to allow, disallow, determine, liquidate, classify, estimate, or establish the priority of secured or unsecured status of any Claim, in whole or in part;

          f. entry and implementation of such orders as may be appropriate in the event the Confirmation Order is, for any reason, stayed, revoked, modified, reversed, or vacated;

          g. issuance of such orders in aid of execution of this Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

          h. consideration of any modifications of this Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

          i. hearing and determining all applications for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

          j. hearing and determining disputes arising in connection with, or relating to, this Plan or the interpretation, implementation, or enforcement of this Plan, or the extent of any Person’s obligations incurred in connection with or released or exculpated under the Plan;

          k. issuance of injunctions or other orders as may be necessary or appropriate to restrain interference by any Person with consummation or enforcement of this Plan;

          l. determination of any other matters that may arise in connection with, or are related to, this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument release, or other agreement or document created in connection with this Plan or the Disclosure Statement;

          m. hearing and determining matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

          n. hearing any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code; and

          o. entry of a final decree closing the Cases.

     11.     Modification, Revocation or Withdrawal of Plan

          The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan at any time prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend or modify this Plan in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A Holder of a Claim that has accepted this Plan will be deemed to have accepted this Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such Holder.

          This Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors. If the Plan is revoked or withdrawn prior to the Confirmation Date, then this Plan will be deemed null and void. In such event, nothing contained in this Plan will be deemed to constitute a waiver or release of any claims by the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any other entity in any further proceedings involving the Debtors.

     12.     Miscellaneous Provisions.

          a. Payment of Statutory Fees.

               All fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on and after the Effective Date by the Plan Administrator from assets of the Reorganized Debtors to the extent required by applicable law.

          b. Post-Effective Date Fees and Expenses.

               From and after the Effective Date, the Plan Administrator, shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable professional fees and expenses incurred by the Reorganized Debtors and the Post-Confirmation Committee related to implementation and consummation of this Plan.

          c. Severability.

               The provisions of this Plan shall not be severable unless such severance is agreed to by the Debtors and such severance would constitute a permissible modification of this Plan pursuant to section 1127 of the Bankruptcy Code.

          d. Conflicts.

               Except as set forth below, to the extent that any provision of the Disclosure Statement or the Confirmation Order (or any exhibits, schedules, appendices, supplements or amendments to the foregoing) conflict with, or are in anyway inconsistent with the terms of the Plan, this Plan shall govern and control; provided, however, that if there are any inconsistencies between the Plan Administrator Agreement and the Plan or Disclosure Statement, the Plan Administrator Agreement shall control.

          e. Governing.

               Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

          f. Notices.

               All notices, requests, and demands to or upon the Plan Administrator or the Post Confirmation Committee, to be effective shall be in writing, including by facsimile transmission, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered to all of the following or, in the case of notice by facsimile transmission, when received by all of the following, addressed as follows or to such other addresses as filed with the Bankruptcy Court.

Executive Sounding Board Associates, Inc.
Plan Administrator of InaCom Corp.
Attn: Neil Gilmour III
1300 N. Market Street, Suite 506
Wilmington, DE 19801
Telephone: (302) 573-6809
Facsimile: (302) 573-6812

With a copy to:

Blank Rome LLP Chase Manhattan Center, Suite 800 1201 Market Street Wilmington, DE 19801 Attn: Bonnie Glantz Fatell, Esq. Telephone: (302) 425-6400 Facsimile: (302) 425-6464

-and-

Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C. 919 North Market Street, 16th Floor Wilmington, DE 19801 Attn: Laura Davis Jones, Esq. Telephone: (302) 652-4100 Facsimile: (302) 652-4400

-and-

Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C.
10100 Santa Monica Boulevard, Suite 1100
Los Angeles, CA 90067
Attn: Jeffrey N. Pomerantz, Esq.
Telephone: (310) 277-6910
Facsimile: (310) 201-0760

          g. Closing of Cases.

               The Plan Administrator shall, promptly upon the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court.

          h. Section Headings.

               The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

INACOM CORP.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

INACOM LATIN AMERICA

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

INACOM SOLUTIONS, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

INACOM COMMUNICATIONS, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

INACOMP FINANCIAL SERVICES, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

PERIGEE COMMUNICATIONS, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

NETWORKS, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

GORHAM CLARK, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

INACOM INTERNATIONAL, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

INACOM TENNESSEE, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

INACOM PROFESSIONAL SERVICES, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

KURE ASSOCIATES, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

OFFICE PRODUCTS OF MINNESOTA, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

BOSTON COMPUTER EXCHANGE CORPORATION

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

PC TECHNICAL SERVICES, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

VANSTAR CORPORATION

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

COMPUTERLAND INTERNATIONAL DEVELOPMENT, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

COMPUTERPORT WORLD TRADE, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

VANSTAR INTERNATIONAL CORPORATION

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

VST WEST, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

VST ILLINOIS, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

VSTNC, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

CLAND TEX, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

INACOM GOVERNMENT SYSTEMS, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

CONTRACT DATA, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

COMPUTER PROFESSIONALS, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations

VANSTAR PROFESSIONAL TECHNICAL SERVICES, INC.

By:	/s/ ELAINE AGEE

Name:	Elaine Agee
Its:	Vice President, Operations